Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS THIRD QUARTER 2011 RESULTS AND

PROVIDES MARKET UPDATE

- Strong Gaming Participation Revenue and Consolidated Average Net Wins

Drive Solid Adjusted EBITDA and Positive GAAP Earnings for the Quarter –

- Company Moves Up Expected Opening for its Pailin Casino Project to

the Second Quarter of 2012 –

Hong Kong — November 10, 2011 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines (EGMs) on a participation basis to the Pan-Asian gaming industry, today reported operating results for the third quarter ended September 30, 2011 and reviewed recent corporate progress.

Highlights:

•                  Net income was $647,000 for the third quarter of 2011 compared to $725,000 for the third quarter of 2010.  The third quarter of 2010 included $320,000 in a one-time tax benefit.

•                  Consolidated adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and non-cash charges) was $2.8 million for the third quarter of 2011 compared to $3.2 million for the third quarter of 2010.

•                  Total net revenue from EGMs on participation for the third quarter of 2011 was $4.4 million, an increase of 7% from the third quarter of 2010.

•                  Average consolidated win per unit per day (WUD) for the third quarter of 2011 was $145, an increase of 16% from the third quarter of 2010.

•                  As of September 30, 2011, total installed EGM seats in operation were 1,495 in seven venues, comprised of five venues in the Philippines with a total of 780 seats and two venues in Cambodia with a total of 715 seats.

•                  Cash-based selling, general and administrative (SG&A) expense was $1.5 million for the third quarter of 2011 compared to $1.3 million for the third quarter of 2010.

•                  Cash balance was $14.3 million as of September 30, 2011 compared to $10.2 million as of December 31, 2010.

•                  Total debt was $7.7 million as of September 30, 2011 compared to $9.2 million as of December 31, 2010.

•                  Recent agreement to increase revenue sharing in one of the Company’s most promising participation venues in the Philippines is expected to improve market positioning and long-term overall returns of its Philippine gaming participation operations.

- more –

•                  Targeted marketing initiatives result in an expanded customer base for the Company’s Dolphin gaming chips and plaques including a new customer in the Indo-China region and in Macau.

•                  The Company is making progress in the pre-construction phases of its casino development projects in the Pailin and Kampot Provinces of Cambodia and intends to open both projects in the second quarter of 2012 beginning with the Pailin project.

•                  The Company continues to pursue potential new gaming projects in the Indo-China region.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “I am pleased to announce that Entertainment Gaming Asia has reported another quarter of solid operating results. For our third quarter of 2011, we have continued to achieve strong EGM participation revenue and consolidated average net win in our core gaming participation operations and another quarter of positive GAAP earnings. With a healthy adjusted EBITDA run rate of approximately $1 million per month, we have maintained our cash position at over $14 million while investing in our strategic growth plans and strengthening our balance sheet. We remain focused on improving overall returns through investment in our core participation operations and our casino development growth strategy within emerging gaming markets in the Indo-China region.”

Q3 2011 Financial Review

Beginning in the fiscal year 2011, the Company reclassified its reporting segments to include: “gaming”, which consists of its gaming machine participation and future casino operations; and “other products,” which consolidates the previously reported segments of “table game products” and “non-gaming products” from the Company’s wholly-owned Dolphin subsidiary. The new manner of segment reporting has been applied retroactively to all periods presented.

Entertainment Gaming Asia’s third quarter of 2011 consolidated revenue was $6.5 million, a decrease of 2% compared to $6.6 million in the third quarter of 2010.  This decline was driven by decreased sales of gaming chips and plaques in the Company’s other products division, which typically experiences meaningful quarterly fluctuations in order flow due to the timing of new casino openings and customer reorders. Solid improvement in the Company’s gaming participation operations served to significantly offset this decline.

Revenue from EGMs on participation was $4.4 million in the third quarter of 2011, an increase of 7% compared to $4.1 million in the third quarter of 2010. The increase reflected strong consolidated average WUD driven primarily by targeted marketing to customers and machine mix improvements at the Company’s NagaWorld operations in Cambodia.  The Company’s Philippines operations also experienced strong improvement in average WUD due to efforts to strategically manage its machine placements and marketing initiatives focused on the Company’s most promising venues in this market.

WUD*	Q3:11	Q3:10	Y/Y Δ
Cambodia	$233	$219	6%
Philippines	$68	$56	21%
Consolidated	$145	$125	16%

EGM Seats in Operation	9/30/11	9/30/10	Y/Y Δ
Cambodia	715	679	5%
Philippines	780	846	-8%
Consolidated	1,495	1,525	-2%

* WUD figures exclude EGMs operating under a new venue’s soft launch or when a venue’s revenue is recognized on a cash rather than accrual basis. As a result, 146 EGM seats were excluded from the above third quarter of 2011 WUD calculation.  Were these seats included in the third quarter of 2011 WUD calculation, WUD for this period would have been $215 for Cambodia, $66 for the Philippines, and $137 for the consolidated average.

Other products revenue was $2.1 million in the third quarter of 2011, a decrease of 16% compared to $2.5 million in the third quarter of 2010.  The decrease was the result of reduced sales of gaming chips and plaques as non-gaming product sales were essentially flat with the prior year period.

Cash-based SG&A expense was $1.5 million in the third quarter of 2011, an increase of 12% compared to $1.3 million in the third quarter of 2010.  The increase was primarily the result of higher legal fees related to the Company’s casino projects and salaries and wage expenses.

Entertainment Gaming Asia reported adjusted EBITDA of $2.8 million for the third quarter of 2011 compared to $3.2 million for the third quarter of 2010. This decrease was primarily driven by a slight increase in cash-based SG&A expense and lower gross profit from the Company’s other products division due to reduced production efficiencies on lower sales volumes.

Entertainment Gaming Asia reported net income of $647,000, or $0.01 per share, on a weighted average diluted share count of approximately 119.9 million shares for the third quarter of 2011.  This compared to a net profit of $725,000, or a $0.01 per share, on a weighted average diluted share count of approximately 117.8 million shares for the third quarter of 2010.  The third quarter of 2010 included a one-time tax benefit of $320,000 related to the implementation of a new tax structure for its Cambodia operations.

Focus on Core Participation Operations

The Company continues to focus on initiatives to improve its strategic positioning and overall returns for its core gaming participation operations.  In October, the Company announced an agreement related to the San Pedro VIP Club, one of its best performing venues in its Philippine gaming participation operations.  This agreement enables the Company to work directly with the government operator Philippine Amusement and Gaming Corporation (PAGCOR) and serves to increase the Company’s revenue sharing rights to 35% from 17% of net win and its control over marketing strategies in this venue.

Expanding Customer Base for Gaming Chips and Plaques

The Company continues to focus on deriving greater value from its Dolphin subsidiary, which includes the manufacture and sale of gaming chips and plaques. Through continued product enhancement and development and targeted marketing strategies, the Company seeks to strengthen its existing customer relationships and broaden its customer base.  Based on these efforts, the Company has recently secured several new customers including one in the Indo-China region, which is expected to contribute approximately $350,000 in revenue in the first quarter of 2012, and one in Macau.

Casino Development Update

The Company continues to make progress in the pre-construction phase of its Dreamworld Casino Pailin and Dreamworld Casino Kampot projects.  For the Pailin project, located in the Pailin Province of Cambodia near the Thailand border, the necessary gaming license and construction permit have been obtained and the Company is preparing to begin construction by the end of the year. Based on the current construction timeline for this project, the Company expects that the initial phase of the casino, which is intended to include up to 23 table games and 40 EGM seats, to be operational in the second quarter of 2012.

Exterior architectural rendering of Dreamworld Casino Pailin

Interior architectural rendering of Dreamworld Casino Pailin

With improved soil conditions post the heavy rainfall during monsoon season and the receipt of the necessary government approval, the Company is working to complete the land-fill process for the Kampot project, located in the Kampot Province of Cambodia near the Vietnam border. The initial phase of the casino, which is intended to include up to 14 table games and 25 EGM seats, is expected to be operational in the second quarter of 2012 shortly following the opening of the Pailin project.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “We remain focused on enhancing our core gaming operations and executing our strategic growth initiatives to develop and operate regional casinos under our “Dreamworld” brand in the Indo-China region. We believe our Pailin and Kampot casino development projects are strategically positioned within the attractive growth markets of the Indo-China region and provide the ability to expand and grow with these markets.  We are making progress in the development of these projects and continue our efforts to selectively build a solid pipeline of additional projects to become a leading owner and operator of regional casinos in the Indo-China region.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, November 10, 2011, both of which are open to the general public.  The conference call number is 800/920-5548 or 212/231-2914. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. is also engaged in the development of casinos in the Indo-China region where it intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the timeline and working capital requirements for the Pailin and Kampot casino projects, the near-term earnings of the Pailin and Kampot casino projects, growth of the gaming industry in the Indo-China region, the Company’s ability to secure new casino projects and fund those projects and the prospects for the expanded customer base for the Company’s Dolphin gaming chips and plaques.   Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, identify and successfully develop additional casino projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino projects timelines, obtain and fulfill significant purchase orders from the new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements.  Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Inc.

Consolidated Statements of Operations

(Unaudited)

		Old Basis		Old Basis
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2011	2010	2011	2010
Revenues:
Gaming	$4,379	$4,108	$13,097	$10,482
Other products	2,113	2,527	6,348	5,585
Total revenues	6,492	6,635	19,445	16,067

Operating costs and expenses:
Cost of gaming machine participation
Electronic gaming machine depreciation	1,253	2,014	3,641	5,871
Casino contract amortization	616	—	1,841	—
Other operating costs	240	171	809	603
Cost of other products	1,922	2,066	5,584	5,049
Selling, general and administrative expenses	1,492	1,340	3,860	4,277
Stock-based compensation expenses	215	126	1,237	667
Impairment of assets	—	54	—	244
Product development expenses	89	64	302	520
Depreciation and amortization	27	221	86	679
Restructuring charges	—	63	—	310
Total operating costs and expenses	5,854	6,119	17,360	18,220

Income/(loss) from operations	638	516	2,085	(2,153)

Other income/(expense):
Interest expense and finance fees	(105)	(116)	(305)	(322)
Interest income	20	28	61	66
Foreign currency (losses)/gains	(42)	32	(66)	(28)
Loss on dispositions	—	(121)	(152)	(117)
Other	65	66	192	217
Total other expenses	(62)	(111)	(270)	(184)

Income/(loss) before income tax	576	405	1,815	(2,337)

Income tax benefit/(expense)	71	320	(169)	(135)

Net income/(loss)	$647	$725	$1,646	$(2,472)

Basic and diluted earnings/(loss) per share	$0.01	$0.01	$0.01	$(0.02)

Weighted average common shares outstanding
Basic	118,753	115,892	117,401	115,580
Diluted	119,928	117,801	118,524	115,580

As a result of the Quasi-Reorganization, the consolidated statements of operations for the three-month and nine-month periods ended September 30, 2011 and September 30, 2010 are not comparable.  The consolidated statements of operations for the three-month and nine-month periods ended September 30, 2011 reflect depreciation and amortization of the assets using the basis from the Quasi-Reorganization, and the consolidated statements of operations for the three-month and nine-month periods ended September 30, 2010 are prepared on the Company’s historical basis of accounting. As such, operations for periods prior to December 31, 2010 are labeled as being under the “Old Basis,” which is defined as accounting policies and estimates prior to the adoption of the Quasi-Reorganization.

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share data)	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,308	$10,217
Accounts receivable, net	2,259	2,854
Other receivables	164	101
Inventories	1,919	1,064
Assets held for sale	402	422
Prepaid expenses and other current assets	793	1,051
Total current assets	19,845	15,709

Electronic gaming machines and systems, net	9,749	12,360
Casino contracts	10,953	12,790
Property and equipment, net	2,394	1,941
Intangible assets, net	122	140
Contract amendment fees	477	558
Prepaids, deposits and other assets	1,567	561
Total assets	$45,107	$44,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,025	$1,062
Amount due to a related party	15	14
Accrued expenses	1,640	2,225
Income tax payable	87	—
Deferred revenue	75	—
Notes payable to a related party, current portion	6,134	2,991
Capital lease obligations, current portion	335	164
Customer deposits and other current liabilities	226	251
Total current liabilities	9,537	6,707

Notes payable to a related party, net of current portion	1,582	6,211
Capital lease obligations, net of current portion	—	307
Other liabilities	747	441
Deferred tax liability	71	71
Total liabilities	11,937	13,737

Stockholders’ equity:
Common stock, $.001 par value, 300,000,000 shares authorized; 118,759,393 and 116,189,394 shares issued and outstanding	119	116
Additional paid-in-capital	30,901	29,638
Accumulated other comprehensive income	504	568
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated)	1,646	—
Total EGT stockholders’ equity	33,170	30,322
Non-controlling interest	—	—
Total stockholders’ equity	33,170	30,322
Total liabilities and stockholders’ equity	$45,107	$44,059

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2011	2010	2011	2010
Net income/(loss) — GAAP basis	$647	$725	$1,646	$(2,472)
Interest expense and finance fees	105	116	305	322
Interest income	(20)	(28)	(61)	(66)
Income tax (benefit)/expense	(71)	(320)	169	135
Depreciation and amortization	1,958	2,359	5,737	6,905
Stock-based compensation expenses	215	126	1,237	667
Impairment of assets	—	54	—	244
Loss on dispositions (1)	—	121	152	117
EBITDA, as adjusted	$2,834	$3,153	$9,185	$5,852

(1)          Adjusted EBITDA for the three-month and nine-month periods ended September 30, 2010 were restated to include loss on dispositions.

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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